The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion

Preliminary Pricing Supplement dated December 20, 2010

Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated August 31, 2010)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$[—] Notes due December 24, 2015 Linked to the Performance of the Barclays Capital Commodity Producers Currency Index (CPCI)—6 VA USD Excess Return™ Global Medium-Term Notes, Series A, No. F-162

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	December 21, 2010

Issue Date:	December 27, 2010

Final Valuation Date:	December 21, 2015*

Maturity Date:	December 24, 2015** (resulting in a term to maturity of approximately 5 years)

Denominations:	Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Interest Rate Type:	Fixed Rate

Interest Rate:	0.70% per annum

Interest Payment Dates:	Annually, payable in arrears on the 27th of December, commencing December 27, 2011 and ending on the maturity date.

Participation Rate:	190%*** *** Actual Participation Rate will be determined on the initial valuation date and will not be less than 190%

Reference Asset:	Barclays Capital Commodity Producers Currency Index (CPCI)—6 VA USD Excess Return™ (Bloomberg ticker symbol BXIICVEU<Index>) (the “Index”). For a description of the Index, see “Description of the Reference Asset” in this preliminary pricing supplement.

Initial Level:	[—], the closing level of the Reference Asset on the initial valuation date.

Final Level:	The closing level of the Reference Asset on the final valuation date.

Payment at Maturity:

If you hold your Notes to maturity, you will receive a cash payment determined as follows:

•      if the Index Return is greater than 0%, you will receive per $1,000 principal amount Note (a) $1,000 plus (b) $1,000 multiplied by the product of (i) the Index Return and (ii) the Participation Rate:

$1,000 + [$1,000 x Index Return x Participation Rate]

•      if the Index Return is less than or equal to 0%, you will receive the principal amount of your Notes.

Your principal is only protected if you hold the Notes to maturity. Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Index Return:	The performance of the Index from the initial level to the final level, calculated as follows: Final Level – Initial Level Initial Level

Business Day Convention:	Following, unadjusted

Day Count Convention:	30/360

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06740PYH3 and US06740PYH36

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-4 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to [—]% of the principal amount of the notes, or $[—] per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Index Return?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The following table and examples assume a hypothetical initial level of 167.0951 and a hypothetical Participation Rate of 190%. The numbers appearing in the table and examples have been rounded for ease of analysis.

Final Level	Index Return	Payment at Maturity	Total Return on the Notes (excluding interest payments)
334.1902	100.00%	$2,900.00	190.00%
317.4807	90.00%	$2,710.00	171.00%
300.7712	80.00%	$2,520.00	152.00%
284.0617	70.00%	$2,330.00	133.00%
267.3522	60.00%	$2,140.00	114.00%
250.6427	50.00%	$1,950.00	95.00%
233.9331	40.00%	$1,760.00	76.00%
217.2236	30.00%	$1,570.00	57.00%
200.5141	20.00%	$1,380.00	38.00%
183.8046	10.00%	$1,190.00	19.00%
175.4499	5.00%	$1,095.00	9.50%
167.0951	0.00%	$1,000.00	0.00%
158.7403	-5.00%	$1,000.00	0.00%

Final Level	Index Return	Payment at Maturity	Total Return on the Notes (excluding interest payments)
150.3856	-10.00%	$1,000.00	0.00%
142.0308	-15.00%	$1,000.00	0.00%
133.6761	-20.00%	$1,000.00	0.00%
125.3213	-25.00%	$1,000.00	0.00%
83.5476	-50.00%	$1,000.00	0.00%
41.7738	-75.00%	$1,000.00	0.00%
0.0000	-100.00%	$1,000.00	0.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the index increases from an initial level of 167.0951 to a final level of 175.4499, resulting in an Index Return of 5.00%.

Because the Index Return of 5% is greater than 0%, the investor receives a payment at maturity of $1,095.00 per $1,000 principal amount Note calculated as follows:

$1,000 + ($1,000 x 5% x 190%) = $1,095.00

The total return on the Notes, excluding interest payments, is 9.50%.

Example 2: The level of the index decreases from an initial level of 167.0951 to a final level of 158.7403, resulting in an Index Return of -5.00%.

Because the Index Return of -5.00% is less than 0%, the investor will receive a payment at maturity of $1,000 per $1,000 principal amount Note.

The total return on the Notes, excluding interest payments, is 0%.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Reference Asset, the final valuation date, the maturity date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)”; and

•	For a description of further adjustments that may affect the Reference Asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index”.

•

Preservation of Capital at Maturity—You will receive at least 100% of the principal amount of your Notes if you hold your Notes to maturity, regardless of the performance of the Index. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

•

Certain U.S. Federal Income Tax Considerations— Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct. The Notes will be treated as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes. Under applicable U.S. Treasury Regulations governing debt obligations with payments denominated in, or determined by reference to, more than one currency, for persons whose functional currency is the U.S. dollar, the Notes will not be foreign currency denominated debt obligations because the “predominant” currency of the Notes is the U.S. dollar. Accordingly, we will treat the Notes as being denominated in U.S. dollars, and payments on the Notes determined by reference to currencies other than the U.S. dollar as contingent payments under the special federal income tax rules applicable to contingent payment debt obligations. Under these rules, if you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts will exceed the annual fixed rate interest payments on the Notes. This comparable yield and projected payment schedule are determined solely to calculate the amount on which you will be taxed prior to maturity and are neither a prediction nor a guarantee of what the actual yield will be. You will not be required to separately include in income the annual fixed rate interest payments you receive on the Notes.

Any gain you may recognize on the sale or maturity of the Notes would be taxed as ordinary interest income and any loss you may realize on the sale or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield for your Notes and the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (such as your Notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index or components of the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Characterized as Benefitting From Full Principal Protection” and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets that are Currencies, an Index Containing Currencies, Shares or Other Interests in an Exchange-Traded Fund Invested in Currencies or Based in Part on Currencies”.

In addition to the risks described above, you should consider the following:

•

The Payment at Maturity May Not Be More Than Your Principal Amount—If the Index Return is not positive, you will not receive a payment at maturity of more than the principal amount of your Notes. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the levels of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•

The Level of the Index Will Depend upon the Relative Appreciation of the Basket Constituent Currencies against the USD—The Index seeks to capture, through the notional investment in one-month forward currency contracts, the returns that are potentially available from a future depreciation of the USD relative to an equally weighted basket of six Basket Constituent Currencies (as defined under “Description of the Reference Asset”). Movements in currency exchange rates depend on many factors and it is impossible to predict whether the exchange rates between the Basket Constituent Currencies and the USD will rise or fall during the term of the Notes. See “The Exchange Rates between the Basket Constituent Currencies and the USD Will Be Influenced by Unpredictable Factors” below for some of the factors that may affect the exchange rates between the Basket Constituent Currencies and the USD. If, during the term of your Notes, the Basket Constituent Currencies do not appreciate, or depreciate, against the USD, the level of the Index will decrease and, as a result, your payment at maturity may not be more than the principal amount invested.

•

The Exchange Rates between the Basket Constituent Currencies and the USD Will Be Influenced by Unpredictable Factors—The exchange rates between each Basket Constituent Currency and the USD may be highly volatile and may vary based on a number of interrelated factors, including the supply of, and demand for, each Basket Constituent Currency, political, economic, legal, financial, social, accounting and tax matters and other actions that we cannot control in the relevant countries or economic regions in which a Basket Constituent Currency is the official currency (each, a “Basket Currency Jurisdiction”) and in the United States. Relevant factors include, for example, the possibility that exchange controls could be imposed or modified, the possible imposition of other regulatory controls or taxes, the overall growth and performance of the economies of the relevant Basket Currency Jurisdiction, the trade and current account balance between the relevant Basket Constituent Jurisdiction and the United States, market interventions by the central banks, inflation, interest rate levels, the performance of the global stock markets, the stability of the relevant governments and banking systems, wars, major natural disasters and other foreseeable and unforeseeable events. In addition, the value of a Basket Constituent Currency may be affected by the operation of, and the identity of persons and entities trading on, interbank and interdealer foreign exchange markets. These factors may adversely affect the performance of the Index or the Basket Constituent Currencies and, as a result, the market value of the Notes and the amount you will receive at maturity.

•

The Basket Constituent Currencies are Equally-Weighted within the Currency Basket; the Appreciation of one Currency May Be Offset by a Negative Return on Another Currency—Returns on the Index are linked to the value of each of the Basket Constituent Currencies relative to the USD. The relative weight of each Basket Constituent Currency is rebalanced monthly, such that each Basket Constituent Currency is equally weighted on each Rebalancing Date (as defined under “Description of the Reference Asset”). Accordingly, the performance of the Index will be linked to the aggregate appreciation or depreciation of the Basket Constituent Currencies taken as a whole. Therefore, a positive return on one Basket Constituent Currency may be offset, in whole or in part, by a negative return of a lesser, equal or greater magnitude on another Basket Constituent Currency.

•

Even if the Basket Constituent Currencies Appreciate against the USD, the Level of the Index May Not Increase—As described in “Description of the Reference Asset—Calculation of the Index” in this preliminary pricing supplement, the level of the Index will be reduced by the Index Hedging Cost and the Index Fee. Even if the Basket Constituent Currencies appreciate relative to the USD, if such appreciation is insufficient to offset the negative effects of the Index Hedging Cost and/or the Index Fee, the level of the Index may decrease, and, as a result, the market value of your Notes and the amount you will receive at maturity may decrease.

•

The Index May Be More or Less Volatile Than Expected—As described under “Description of the Reference Asset—Composition of the Index—Monthly Rescaling”, the methodology underlying the Index, and specifically the monthly volatility scaling process, targets a constant volatility for the Index of 5%. However, actual volatility may be significantly higher or lower than 5%. Expected volatility is measured based on historical volatility of the Currency Basket, which is not necessarily an accurate predictor of future volatility. The realized volatility of the Index has been approximately 5.5%, on average, between the Index Base Date (as defined herein) and December 15, 2010.

•

The Basket Constituent Currencies May Be Influenced By the Price of Commodities Produced by the Relevant Basket Currency Jurisdiction, and Commodity Prices Are Subject to Unpredictable and Rapid Fluctuations—Each of the Basket Currency Jurisdictions produces certain commodities and the value of its currency may be affected by the price of these commodities. Commodity prices are subject to unpredictable and rapid fluctuations based on numerous factors, including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; government tax policies; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction. These factors may influence the market prices of commodities in unpredictable ways. Because the level of the Index reflects the performance of the Basket Constituent Currencies, which may be influenced by the prices of certain commodities, changes in commodity prices may affect the level of the Index and thus the market value of your Notes and your payment at maturity.

•

Investing in a Note Linked to an Index that Includes Emerging Market Currencies Bears Special Risks—Some of the Basket Currency Jurisdictions are emerging markets, namely Brazil, Russia and South Africa. An investment linked to an index that includes emerging market currencies involves many risks beyond those involved in an investment linked only to the currencies of developed markets, including, but not limited to: economic, social, political, financial and military conditions in the emerging markets, including especially political uncertainty and financial instability; the increased likelihood of restrictions on export or currency conversion in the emerging markets; the greater potential for an inflationary environment in the emerging markets; the possibility of nationalization or confiscation of assets; the greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and less liquidity in emerging market currency markets than in those of developed markets. The currencies of emerging markets may be more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. Moreover, the emerging market economies may differ favorably or unfavorably from developed market economies in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•

The Index Is Not Actively Managed—The Index strategy operates by pre-determined rules. There will be no active management of the Index to enhance returns beyond those that may result from application of the Index methodology. An actively managed investment may potentially respond more directly and appropriately to immediate market, political, financial or other factors than the non-actively managed Index, which may adversely affect the level of the Index and the value of the Notes relative to other potential investments.

•

The Index Sponsor Relies On Information Over Which It Has No Control or Warranty—The Index Sponsor relies on information from various third party independent and public sources in calculating the level of the Index. The Index Sponsor does not independently verify the information extracted from these sources, which may be inaccurate or subject to later correction or restatement. Furthermore, if the market for forward currency contracts or spot transactions on any Basket Constituent Currency is disrupted, publicly available information regarding forward currency contracts or spot transactions involving any of the Basket Constituent Currencies may be based on the last-reported levels and may be based on non-current information. The Index Sponsor takes no responsibility for the impact of any inaccuracy of such data on the level of the Index or the value of the Notes.

•

You Will Not Have Rights to the Basket Constituent Currencies—As holder of the Notes, you will not have rights that investors in the Basket Forward Contracts (as defined under “Description of the Reference Asset”) or the Basket Constituent Currencies may have. Your Notes will be paid in cash in USD, and you will have no right to receive delivery of any Basket Constituent Currencies. Investing in the Notes will not make you a holder of the Index, the Basket Forward Contracts or the Basket Constituent Currencies.

•

The Historical or Hypothetical Performance of the Index Is Not an Indication of Future Performance—The historical or hypothetical performance of the Index, which may be included in this preliminary pricing supplement, should not be taken as an indication of the future performance of the Index or the Basket Constituent Currencies. It is impossible to predict whether the level, value or price of the Index or the Basket Constituent Currencies will fall or rise during the term of the Notes. Past fluctuations and trends in the Index or the Basket Constituent Currencies are not necessarily indicative of fluctuations or trends that may occur in the future.

•

The Index Has Limited Historical Information—The Index was established on February 22, 2010. Barclays Capital has published limited data available on public sources on how the Index would have performed had it been calculated in the past. Because the Index is of recent origin and limited or no historical performance data exists with respect to it, your investment in the Notes may involve a greater risk than investing in alternate investments linked to an index with an established record of performance. A longer history of actual performance may have been helpful in providing more reliable information on which to assess the validity of the proprietary methodology that the Index makes use of as the basis for an investment decision.

•

As Index Sponsor, Barclays Capital, a Division of Barclays Bank PLC, Will Have the Authority to Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—Barclays Capital, a division of Barclays Bank PLC, is the Index Sponsor. The Index Sponsor is responsible for the composition, calculation and maintenance of each Index. As discussed in “Description of the Reference Asset” in this preliminary pricing supplement, the Index Sponsor has the discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of the Index, and any such judgments or actions may adversely affect the value of the Notes.

The role played by Barclays Capital, as Index Sponsor, and the exercise of the kinds of discretion described above and in “Description of the Reference Asset” could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC, of which Barclays Capital is a division, is the issuer of the Notes. The Index Sponsor has no obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

•

The Liquidity, Trading Value and Amounts Payable Under the Notes Could be Affected by the Actions of Sovereign Governments—Governments of all nations, including those that allow their currencies to float freely, from time to time use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Notes is that their liquidity, trading value and amounts payable could be affected by the actions of the governments of Basket Constituent Jurisdictions or of the United States, which could, in turn, change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. As discussed in “Description of the Reference Asset—Modifications to the Index” in this preliminary pricing supplement, the Index Sponsor may make certain adjustments to the composition or methodology for calculating the Index in the event of certain developments affecting any of the Basket Constituent Currencies or the USD, but the Index Sponsor is under no obligation to do so. Moreover, except as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” and “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the prospectus supplement, the terms of your Notes will not be changed as a result of developments affecting the Basket Constituent Currencies or the USD.

•

Government Action Affecting the Production, Taxation and Export of Commodities May Affect the Value of the Basket Constituent Currencies—The government of any Basket Currency Jurisdiction may, from time to time, introduce or repeal legislation relating to the production, taxation or export of commodities within such jurisdiction. Such government action may include changes to environmental, health or safety regulations affecting the production of commodities or to the tax regime applicable to producers of commodities in the Basket Currency Jurisdiction. As each of the Basket Currency Jurisdictions are commodity-based economies, it is possible that government action relating to the commodity sector may affect the performance of the Basket Constituent Currencies and therefore, the level of the Index, the market value of your Notes and your payment at maturity.

•

Information About Basket Constituent Jurisdictions May Not Be Readily Available—Certain relevant information relating to the Basket Constituent Jurisdictions may not be as well known or as rapidly or thoroughly reported in the United States as compared to U.S. developments. Prospective purchasers of the Notes should be aware of the possible lack of availability of important information that can affect the value of the Basket Constituent Currencies in relation to the USD (including, but not limited to, changes in the policies of governments in Basket Constituent Jurisdictions with respect to the management of the Basket Constituent Currencies) and must be prepared to make special efforts to obtain such information on a timely basis.

•

Foreign Exchange Rate Information May Not Be Readily Available—There is no systematic reporting of last-sale information for foreign currencies. Reasonable current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices, and to others who wish to subscribe for this information, but this information will not necessarily reflect the Basket Constituent Currency exchange rates relevant for determining the value of the Notes. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

•

The Policies of the Index Sponsor and Changes That Affect the Index Methodology, Basket Constituent Currencies or Denominating Currency Could Affect the Amount Payable on the Notes and Their Market Value—The policies of the Index Sponsor, which is a division of Barclays Bank PLC, concerning the calculation of the level of the Index and any addition, deletion or substitution of Basket Constituent Currencies could affect the value of the Index and, therefore, the amount payable on the Notes at maturity and the market value of the Notes prior to maturity.

As described in “Description of the Reference Asset—Modifications to the Index” in this preliminary pricing supplement, the Index Sponsor may modify the methodology for calculating the value of the Index, and under a number of circumstances the

Index Sponsor may replace one or more Basket Constituent Currencies or make certain other changes to the way in which the Index is calculated. The Index Sponsor may also discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the market value of the Notes. Any such changes could adversely affect the value of your Notes.

If events such as these occur, or if the value of the Index is not available or cannot be calculated because of a market disruption event or force majeure event, or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” and “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the prospectus supplement.

Description of the Reference Asset

The Barclays Capital Commodity Producers Currency Index (CPCI)—6 VA USD Excess Return™ (the “Index”) seeks to capture the returns that are potentially available from a future appreciation of an equally weighted basket (the “Currency Basket”) of six currencies (each, a “Basket Constituent Currency” and collectively, the “Basket Constituent Currencies”) relative to the U.S. dollar (the “USD”), less the approximate hedging costs incurred by the Index Sponsor and an Index Fee (each as defined below). The Basket Constituent Currencies have been selected so as to provide investors with exposure to the currencies of a mix of developed and emerging market economies that are significant producers and exporters of certain natural resources. The Basket Constituent Currencies and the major commodities exported by the relevant countries are:

Country	Currency	Major Commodities Exported
Australia	The Australian dollar (“AUD”)	Metals and Coal
Brazil	The Brazilian real (“BRL”)	Metals and Agricultural Products
Canada	The Canadian dollar (“CAD”)	Energy and Metals
Norway	The Norwegian krone (“NOK”)	Oil and Natural Gas
Russia	The Russian ruble (“RUB”)	Oil, Natural Gas and Metals
South Africa	The South African rand (“ZAR”)	Gold, Precious Metals and Coal

The Index is maintained and calculated by Barclays Capital (the “Index Sponsor”), a division of Barclays Bank PLC. The Index is both calculated and denominated in USD. The Index Sponsor calculates the level of the Index as of the immediately preceding Index Business Day (as defined below) at approximately 11:00 a.m., London time, or such other time as the Index Sponsor may determine (the “Index Valuation Time”) on each Index Business Day and publishes it on www.barcap.com/indices shortly thereafter. The level of the Index is also reported on Bloomberg page BXIICVEU.

Composition of the Index

The Index reflects “long” positions in each of the Basket Constituent Currencies relative to the USD, which means the Index replicates notional purchases of such non-USD currencies using USD. The Index maintains its positions through a notional investment in a Currency Basket consisting of six rolling one-month forward currency contracts (each, a “Basket Forward Contract”), representing each of the Basket Constituent Currencies. A “forward currency contract” is an agreement between two parties to exchange, on a predetermined future date, specific amounts of two currencies at a predetermined exchange rate. The level of the Index will generally increase if the Basket Constituent Currencies, on average, appreciate against the USD such that the exchange rate between such currencies and the USD is greater than the predetermined exchange rate for the relevant Basket Forward Contract at maturity. Conversely, the level of the Index will generally decrease if the Basket Constituent Currencies, on average, depreciate against the USD such that the exchange rate between such currencies and the USD is less than the predetermined exchange rate for the relevant Basket Forward Contract at maturity.

Monthly Rebalancing

The Currency Basket is rebalanced monthly on the Rebalancing Date such that each Basket Constituent Currency is equally weighted within the Currency Basket. A “Rebalancing Date” is the second Index Business Day that (a) falls after the fourth calendar day of each calendar month and (b) on which commercial banks and interest rate markets are open and settle payments in Johannesburg,

Moscow and Sao Paolo. An “Index Business Day” means a day on which commercial banks and interest rate markets are open and settle payments in London and New York. Following each Rebalancing Date, the relative weights of the Basket Constituent Currencies may fluctuate depending on the relative performance of each Basket Forward Contract, until they are rebalanced on the subsequent Rebalancing Date.

Monthly Rescaling

In order to control for exchange rate volatility, the Currency Basket is also rescaled on a monthly basis on the Rebalancing Date. The Index uses a systematic scaling process in order to balance the exposure of the Index to exchange rate volatility in periods of both high and low volatility. On each Rebalancing Date, the Index Sponsor will rescale the proportionate exposure of the Index to the Currency Basket based on the observed volatility of the Currency Basket. A pre-defined target risk level for this volatility scaling process is set at 5%, which represents the expected yearly standard deviation of the aggregate returns of the Index. While volatility is set at a target level of 5%, the actual volatility of the Index may exceed or fall below this number. The realized volatility has been approximately 5.5%, on average, between the Index Base Date (as defined herein) and December 15, 2010.

The scaling process targets a constant volatility of 5% for the Index by using a Scaling Factor (as described below under “—Calculation of the Index”) to increase or decrease the exposure of the Index to the Currency Basket based on the three-month historical realized volatility of the aggregate return on the Currency Basket. For example, if the three-month realized volatility of the Currency Basket is 10%, the Index Sponsor will proportionately scale down the exposure of the Index by a factor of 50% in order achieve the 5% target. If the three-month realized volatility of the Currency Basket is 4%, the Index Sponsor will proportionately scale up the exposure of the Index by a factor of 125% in order achieve the 5% target. Notwithstanding these scaling calculations, the maximum Scaling Factor will be capped at 200% in order to ensure that the amount notionally invested in the Currency Basket is no greater than double the notional value of the Index. The Scaling Factor will also always be greater than 0%.

Calculation of the Index

The level of the Index is deemed to have been 100 on January 9, 2002, which is referred to as the “Index Base Date”. The level of the Index as of any given Index Business Day is calculated at the Index Valuation Time on the immediately subsequent Index Business Day in accordance with the following formula:

Indexlevelt = IndexlevelR × (1 + (SFR × BPt) – HCR – IFt)

where:

•	“Indexlevelt” is the Index level on Index Business Day “t”,

•	“IndexlevelR” is the Index level on the immediately preceding Rebalancing Date “R”,

•	“SFR” is the Scaling Factor on the immediately preceding Rebalancing Date “R”,

•	“BPR” is the Basket Performance on Index Business Day “t”,

•	“HCR” is the Index Hedging Cost, as of the immediately preceding Rebalancing Date “R”, and

•	“IFt” is the Index Fee on Index Business Day “t”,

each calculated as further described below.

The Scaling Factor

The “Scaling Factor” will be a percentage equal to the quotient of (a) 5% divided by (b) the greater of (i) 2.5% and (ii) the three-month realized volatility. The Scaling Factor is calculated on each Rebalancing Date.

The Scaling Factor must be greater than zero and will be capped at a maximum value of 200%. Therefore, if the three-month realized volatility of the Currency Basket falls below 2.5% as of the immediately preceding Rebalancing Date, the formula above will produce a Scaling Factor of 200%.

The “Three-Month Realized Volatility” is a number calculated by the Index Sponsor in good faith by observing a rolling three-month historical standard deviation of returns of the Currency Basket.

The Basket Performance

The “Basket Performance” on any given Index Business Day will be equal to the weighted sum of the performance of each Basket Forward Contract on such Index Business Day. For purposes of calculating this weighted sum, the weight of each Basket Constituent Currency will be deemed to be one-sixth of the Currency Basket on such Index Business Day.

The performance of each Basket Forward Contract on any given Index Business Day will be equal to:

Where:

•	“IFRR” is the Interpolated Forward Rate for the relevant Basket Forward Contract on the immediately preceding Rebalancing Date “R”,

•	“IFRt” is the Interpolated Forward Rate for the relevant Basket Forward Contract on Index Business Day “t”,

•	“rUSD, t” is the USD interest rate on Index Business Day “t”, and

•

“Noofdays” is the number of days between the business day in London and New York that is two business days after the current Index Business Day and the business day in London and New York that is two business days after the immediately following Rebalancing Date, each calculated as further described below.

The “Interpolated Forward Rate” for each Basket Forward Contract will be equal to the sum of (or, as applicable, the difference between) (a) the mid spot exchange rate for the underlying Basket Constituent Currency and the USD and (b) the Interpolated Forward Points for such Basket Forward Contract.

The “mid spot exchange rate” between the relevant Basket Constituent Currency and the USD will be determined with reference to mid spot exchange rates published on the following pages (or successor pages):

Currency Pair	Reference Data
AUDUSD	4pm London time WMR fix (Bloomberg WMCO) (as the quote provided is for the number of AUD per USD, the inverse of the quoted rate is used for purposes of calculation)

USDBRL	PTAX fixing (Bloomberg Page BZFXPTAX INDEX, around 6.30pm Sao Paolo time)

USDCAD	4pm London time WMR fix (Bloomberg WMCO)

USDNOK	4pm London time WMR fix (Bloomberg WMCO)

USDRUB	Reuters Page EMTA at 13:30pm Moscow time

USDZAR	Midday London time WMR fix (Bloomberg WMCO)

The “Interpolated Forward Points” for each Basket Forward Contract will be calculated by reference to the relevant underlying forward points, as published on the reference pages specified below (or successor pages). Forward points represent the difference between the spot exchange rates for two currencies and the rates underlying forward currency contracts of a specified maturity for such currencies. Forward points are thus used to adjust such spot exchange rates to arrive at the future delivery price of the relevant forward currency contract upon its maturity.

The reference pages specified below quote forward points for forward currency contracts maturing in one month and, in some cases, in one week. The Interpolated Forward Points applicable to each Basket Forward Contract are determined in good faith by the Index Sponsor by linearly interpolating the quoted forward points with reference to the remaining maturity of such Basket Forward Contract and the maturities of the quoted forward currency contracts. Linear interpolation refers to the mathematical concept of determining the unknown ‘y’ coordinate of a given ‘x’ coordinate after drawing a straight line between two or more known ‘x’ and ‘y’ coordinates. In this instance, linear interpolation would provide forward points for a Basket Forward Contract with a specified time to maturity by reference to the spot rates and the known forward points for forward currency contracts maturing in one month, and, in some cases, in one week.

If forward currency contracts for the relevant Basket Constituent Currency are trading at a discount to the spot exchange rates, the Interpolated Forward Points for such Basket Constituent Currency will be subtracted from the mid spot exchange rate in the Interpolated Forward Rate calculation. Conversely, if forward currency contracts for the relevant Basket Constituent Currency are trading at a premium to the spot exchange rate, the Interpolated Forward Points for such Basket Constituent Currency will be added to the mid spot exchange rate in such calculation.

On any Index Business Day, for the BRL and RUB currencies, the quotations for the underlying forward points will be as of the immediately preceding Index Business Day that is also a Sao Paolo or Moscow business day, respectively. For the AUD, CAD, NOK and ZAR currencies, the quotations for the underlying forward points will be as of such Index Business Day.

Currency Pair	Reference Pages for 1 month forward points
AUDUSD	4pm London time WMR fix (Bloomberg WMCO) (as the quote provided for the number of AUD per USD, the Interpolated Forward Rate for AUD will be the inverse the rate determined through the above calculations)
USDBRL	Reuters page PYEB, 4pm London time
USDCAD	4pm London time WMR fix (Bloomberg WMCO)
USDNOK	4pm London time WMR fix (Bloomberg WMCO)
USDRUB	Reuters page GFIR, 9:30am London time
USDZAR	Reuters page FCMF 11:00am London time

Currency Pair	Reference Pages for 1 week forward points
AUDUSD	4pm London time WMR fix (Bloomberg WMCO) (as the quote provided is for the number of AUD per USD, the inverse of the quoted rate is used for purposes of calculation)
USDBRL	1 week forward points for USDBRL are not used
USDCAD	4pm London time WMR fix (Bloomberg WMCO)
USDNOK	4pm London time WMR fix (Bloomberg WMCO)
USDRUB	Reuters page GFIR, 9:30am London time
USDZAR	1 week forward points for USDZAR are not used

The “USD interest rate” is a rate determined in good faith by the Index Sponsor with reference to the USD Overnight LIBOR Rate and the USD 1 month LIBOR Rate, as published on the following pages.

LIBOR	Reference Pages for the relevant interest rates
USD Overnight Rate	Bloomberg Page US00O/N INDEX on the Index Business Day
1M USD LIBOR	Bloomberg Page US0001M INDEX on the Index Business Day

Index Hedging Cost

The Index Hedging Cost is designed to approximate the Index Sponsor’s estimated costs in maintaining a rolling position in the Basket Forward Contracts. The Index Hedging Cost accrues on each monthly Rebalancing Date and equals one half of the sum of (a) the product of (i) the weighted sum of the bid-ask spread for one month forward currency contracts for each of the six Basket Constituent Currencies times (ii) the Scaling Factor on the immediately preceding Rebalancing Date plus (b) the weighted sum of the spot costs associated with rolling positions in each of the AUD, CAD, NOK and ZAR currencies.

For purposes of calculating the weighted sum above, the weight of each Basket Constituent Currency will be deemed to be one-sixth of the Currency Basket on such Index Business Day. Additionally, for AUD, CAD, NOK and ZAR currencies, the bid-ask spread for one month forward currency contracts used in calculating the Index Hedging Cost is taken as of the monthly Rebalancing Date. For

BRL and RUB currencies, the bid-ask spread for one month forward currency contracts used in calculating the Index Hedging Cost is taken as of the Index Business Day immediately preceding the monthly Rebalancing Date.

As the Index Sponsor’s position in the BRL and RUB currencies is represented by non-deliverable forward contracts, which do not allow for the delivery of the underlying currency on expiry of the contract and are therefore cash settled in USD, the Index Sponsor’s costs in rolling its position in these currencies is limited to the bid-ask spread for forward currency contracts in such currencies. However, for the Basket Forward Contracts for the AUD, CAD, NOK and ZAR currencies, for which the delivery of the underlying Basket Constituent Currency is available, the Index Sponsor also incurs “spot costs” associated with the bid-ask spread on the spot exchange rates for such currencies and the USD. The spot costs equal the weighted sum of the bid-ask spread applicable to the Index’s returns on its scaled positions in each of the AUD, CAD, NOK and ZAR contracts.

For purposes of calculating the Index Hedging Cost, the bid-ask spread for forward currency contracts and the bid-ask spread on spot mid exchange rates is determined with reference to the quotes published on the following pages (or successor pages):

Currency Pair	Reference Pages for bid-ask spread for 1 month forward currency contracts
AUDUSD	4pm London time WMR fix (Bloomberg WMCO)
USDBRL	Reuters page PYEB, 4pm London time
USDCAD	4pm London time WMR fix (Bloomberg WMCO)
USDNOK	4pm London time WMR fix (Bloomberg WMCO)
USDRUB	Reuters page GFIR, 9:30am London time
USDZAR	Reuters page FCMF 11:00am London time

Currency Pair	Reference Pages for bid-ask spread on spot exchange rates
AUDUSD	4pm London time WMR fix (Bloomberg WMCO)
USDBRL	Spot costs for USDBRL are not calculated in determining the Index Hedging Cost
USDCAD	4pm London time WMR fix (Bloomberg WMCO)
USDNOK	4pm London time WMR fix (Bloomberg WMCO)
USDRUB	Spot costs for USDRUB are not calculated in determining the Index Hedging Cost
USDZAR	Midday London time WMR fix (Bloomberg WMCO)

Index Fee

The “Index Fee” is a fixed percentage that represents fees deducted by the Index Sponsor for maintaining and calculating the Index. The Index Fee is fixed at an annualized rate of 0.85% of the notional amount of the Index and accrues on a daily basis until the next Rebalancing Date.

Modifications to the Index

The Index Sponsor does not presently intend to add, remove or replace any of the Basket Constituent Currencies or modify the method of calculating the Index as described above. However, under certain circumstances described in this section, the Index Sponsor may, in its sole discretion and acting in good faith, make modifications to the Index. The Index Sponsor will promptly publish any modifications to the Index at www.barcap.com/indices, but it is not otherwise obligated to inform any third party about any such modifications. Notwithstanding any such modifications, the Index is not an actively-managed index, and the performance of the Index may differ significantly from a similar index or strategy whose sponsor is permitted to make modifications under different sets of circumstances.

Changes in Basket Constituent Currencies

If, in the sole discretion of the Index Sponsor, a “Potential Adjustment Event” occurs with respect to a Basket Constituent Currency, the Index Sponsor may exclude such currency (the “Affected Currency”) from the Currency Basket. On any Index Business Day on which an Affected Currency is removed due to the occurrence of a Potential Adjustment Event, the Index Sponsor will determine, in good faith and in a commercially reasonable manner, the cash amount that would be received by closing the Index’s position in such Affected Currency. On such Index Business Day and any subsequent Index Business Day, the Index Sponsor will determine the level of the Index by adding (a) such cash amount and (b) a level calculated in the manner described in “Calculation of the Index” above, but using only the Basket Constituent Currencies remaining in the Currency Basket.

A “Potential Adjustment Event” includes any of the following:

•	the exchange rate for a Basket Constituent Currency splits into dual or multiple exchange rates;

•

an event or condition occurs (including without limitation any event or condition that occurs as a result of the enactment, promulgation, execution, ratification, interpretation or application of, or any change in, amendment to, or withdrawal of, any law, rule or regulation, or any interpretation or “no-action” position thereunder, by the applicable governmental or regulatory authority or any exchange of any Basket Currency Jurisdiction) that, in the sole discretion of the Index Sponsor, results in an illiquid market for currency transactions in any Basket Constituent Currency or makes it impossible, illegal or impracticable for market participants, or hinders their abilities, (a) to convert a Basket Constituent Currency into U.S. dollars through customary legal channels in the relevant Basket Currency Jurisdiction, (b) to deliver a Basket Constituent Currency between accounts inside the relevant Basket Currency Jurisdiction or to a party that is a non-resident of such Basket Currency Jurisdiction or (c) to obtain a relevant currency exchange rate for a Basket Constituent Currency, either from the source for that rate or by the Index Sponsor itself acting in good faith in a commercially reasonable manner;

•

the occurrence of a default, event of default or other similar condition or event with respect to any security or indebtedness of, or guaranteed by, any governmental or regulatory authority in relation to a Basket Constituent Currency;

•

any change in, or amendment to, the laws or regulations, including those laws and regulations that relate to taxation, prevailing in any Basket Currency Jurisdiction, or any change in, or withdrawal of, any application or official interpretation of, or any “no-action position” under, such laws or regulations, or any other governmental action that the Index Sponsor determines may cause another Index Market Disruption Event (as defined below) to occur or that leads or may lead to the introduction of a currency peg regime;

•	the occurrence of an event that makes it impossible or not reasonably practicable to obtain a firm quote for a currency exchange rate relevant to the Index;

•

any nationalization, confiscation, expropriation, requisition or other action by a relevant governmental or regulatory authority that deprives Barclays Bank PLC or any of its affiliates of all or substantially all of its assets in any Basket Constituent Jurisdiction;

•

the Index Sponsor determines that there is a material difference in a currency exchange rate underlying the Index as determined by reference to the rate source for the Index and any other market source, including the rate quoted on the interbank or interdealer market for such currency;

•

the Index Sponsor determines that such event interferes with the ability of Barclays Bank PLC or any of its affiliates, after using commercially reasonable efforts, to acquire, establish, re-establish, substitute, maintain, unwind, or dispose of any hedge position relating to the Notes or other relevant Index-linked transactions, or to realize, recover or remit the proceeds of any such transactions; and

•	any event that the Index Sponsor determines may lead to any of the foregoing events.

Index Market Disruption and Index Force Majeure Events

Any of the following will constitute an “Index Market Disruption Event”:

•	the declaration of a general moratorium in respect of banking activities in London, New York, Johannesburg, Moscow, Oslo, Toronto, Sydney or Sao Paolo;

•

on any Index Business Day, the occurrence of an event that makes it impossible or not reasonably practicable for the Index Sponsor to obtain any data for any Basket Constituent Currency, or any other price or index level for the purposes of calculating the Index Level on a quotation system and in a manner acceptable to the Index Sponsor; and

•	on any Index Business Day, the occurrence or existence of a lack of, or a material decline in, the liquidity in the market for trading in any Basket Constituent Currency.

An “Index Force Majeure Event” is an event or circumstance (including without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the Index Sponsor and that the Index Sponsor determines affects the Index, any of the Basket Forward Contracts or the methodology on which the Index is based.

If an “Index Market Disruption Event” or a “Index Force Majeure Event” occurs or is continuing on any calendar day that, in the Index Sponsor’s sole discretion, affects the Index, any Basket Constituent Currency, or any hedging position of the Index Sponsor or any of its affiliates relating to the Index, the Index Sponsor may:

•

make such determinations and/or adjustments to the terms of the Index as it deems appropriate in order to determine the level of the Index in accordance with the objectives of the Index on such day (if such day is an Index Business Day);

•

defer publication of information relating to the Index until the next Index Business Day on which it determines in its sole discretion that such Index Market Disruption Event or Index Force Majeure Event, as applicable, is not continuing;

•

if such day is a Rebalancing Date, to postpone such rebalancing date until the next Index Business Day on which it determines that such Index Market Disruption Event or Index Force Majeure Event, as applicable, is not continuing;

If an Index Market Disruption Event or an Index Force Majeure Event continues for more than five Index Business Days, the Index Sponsor may discontinue supporting the Index or terminate the calculation of the Index and the publication of the Index. The Index Sponsor shall publish an announcement of such event on its website on the first Index Business Day following termination of the Index.

Taxation

If at any time the Index Sponsor determines that, as a result of a change in taxation (including, but not limited to, any tax imposed on the Index Sponsor or its affiliates), it is necessary to change the Basket Constituent Currencies or the method of calculating the Index, in order to offset the effect of such taxation, the Index Sponsor may make such change or changes in its sole discretion.

Change in Methodology

While the Index Sponsor currently employs the methodology described in this preliminary pricing supplement to calculate the Index, it is possible that market, regulatory, judicial, financial, fiscal or other circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting any Basket Forward Contracts) will arise that would, in the view of the Index Sponsor, necessitate a modification or change of such methodology. In these circumstances, the Index Sponsor may, but is not obligated to, implement any such modifications or change in methodology. Where the Index Sponsor elects to make a modification or change in methodology, the Index Sponsor will make reasonable efforts to ensure that such modification or changes will result in a methodology consistent with the methodology described herein.

Changes to Reference Pages used in Calculation of the Index

As described in “Calculation of the Index” above, the Index Sponsor determines the level of the Index with reference to quotations for spot exchange rates, interest rates, forward points and bid-ask spreads published on the reference pages specified above. If the sponsor of any such reference page ceases to publish such quotations, or modifies the criteria used to determine such quotations, the Index Sponsor, acting in good faith and in a commercially reasonable manner, may modify the Index methodology to replace such reference page with an alternate source for the relevant quotation.

Termination

The Index Sponsor may, in its sole discretion, at any time and without notice, terminate the calculation and publication of the level of the Index.

Other Changes

The Index Sponsor reserves the right to make adjustments to correct errors contained in previously published information including, but not limited to, information related to the level of the Index and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication.

Historical Performance of the Index

The level of the Index is deemed to have been 100 on January 9, 2002 (the “Index Base Date”). The Index Sponsor began calculating the Index on February 22, 2010 (the “Index Commencement Date”). Therefore, the historical information for the period from January 9, 2002 until February 22, 2010, is hypothetical and is provided as an illustration of how the Index would have performed during the period had the Index Sponsor begun calculating the Index on January 9, 2002 using the methodology it currently uses. To the extent that the quotations used in calculating the Index were not published on the reference pages specified above prior to the Index Commencement Date or the historical quotations on the reference page were not available to the Index Sponsor, the Index Sponsor has calculated the hypothetical level of the Index during such period based on alternate sources for the relevant quotations, selected by the Index Sponsor in good faith and in a commercially reasonable manner. This hypothetical data does not reflect actual performance, nor was a contemporaneous investment model run of the Index. Historical information for the period from and after February 22, 2010 is based on the actual performance of the Index.

All calculations of historical information are based on information obtained from various third party independent and public sources. The Index Sponsor has not independently verified the information extracted from these sources.

The following table and graph illustrate the performance of the Index from January 9, 2002 to December 15, 2010. The estimated historical performance of the Index should not be taken as an indication of future performance, and no assurance can be given that the value of the Index will increase sufficiently to cause the holders of the Notes to receive a payment at maturity in excess of the principal amount of such Notes.

Date	Level of the Index
December 31, 2002	107.3781
December 31, 2003	132.8801
December 31, 2004	148.3228
December 30, 2005	146.2764
December 29, 2006	153.5990
December 31, 2007	169.9043
December 31, 2008	151.7486
December 31, 2009	164.5197
December 15, 2010	167.0951

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.